Exhibit 99.1

Monroe Capital Corporation BDC Announces Strong Third Quarter Financial Results

CHICAGO, IL, November 7, 2017 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the third quarter ended September 30, 2017.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Third Quarter 2017 Financial Highlights

•	Net investment income of $6.9 million, or $0.34 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $7.0 million, or $0.35 per share

•	Net increase in net assets resulting from operations of $6.3 million, or $0.31 per share

•	Net asset value (“NAV”) of $283.5 million, or $14.01 per share

•	Paid quarterly dividend of $0.35 per share on September 29, 2017

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of strong earnings for the third quarter of 2017, with Adjusted Net Investment Income of $0.35 per share, representing the 14th straight quarter where per share Adjusted Net Investment Income met or exceeded our quarterly per share dividend. We have also made our 20th consecutive quarterly dividend payment to our shareholders without any reduction in our distributions. As of quarter end, our portfolio totaled $431.1 million in investments at fair value, which represented a slight decline from the end of the second quarter due to significant prepayment activity during the third quarter, particularly near the end of the quarter. However, since the end of the quarter we have added approximately $23.0 million of investments to the portfolio, net of prepayments. Our available capacity on our revolving credit facility and remaining SBA-guaranteed debentures will allow us to continue to grow our portfolio and create long term value for our shareholders. We are also very excited about our new joint venture with NLV Financial Corporation, the parent of National Life Insurance Company, for our MRCC Senior Loan Fund, which we believe will complement our existing investment portfolio and provide very attractive risk-adjusted returns for our shareholders.”

Monroe Capital Corporation is the business development company affiliate of the award winning private debt investment firm and lender, Monroe Capital LLC.

Selected Financial Highlights

(in thousands, except per share data)

	September 30, 2017	June 30, 2017
	(unaudited)	(unaudited)
Consolidated Statements of Assets and Liabilities data:
Investments, at fair value	$431,097	$445,549
Total assets	$445,262	$465,012
Net asset value	$283,542	$284,308
Net asset value per share	$14.01	$14.05

	For the quarter ended
	September 30, 2017	June 30, 2017
	(unaudited)
Consolidated Statements of Operations data:
Net investment income	$6,887	$6,088
Adjusted net investment income (1)	$6,987	$6,088
Net gain (loss) on investments, secured borrowings and foreign currency borrowings	$(569)	$(5,064)
Net increase in net assets resulting from operations	$6,318	$1,024

Per share data:
Net investment income	$0.34	$0.35
Adjusted net investment income (1)	$0.35	$0.35
Net gain (loss) on investments, secured borrowings and foreign currency borrowings	$(0.03)	$(0.29)
Net increase in net assets resulting from operations	$0.31	$0.06

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 66 portfolio companies, with a total fair value of $431.1 million, as of September 30, 2017 as compared to debt and equity investments in 67 portfolio companies, with a total fair value of $445.5 million, as of June 30, 2017. The Company’s portfolio consists primarily of first lien loans, representing 86.5% of the portfolio as of September 30, 2017 and 87.2% of the portfolio as of June 30, 2017. As of September 30, 2017, the weighted average contractual and effective yield on the Company’s investments was 9.8% and 9.9%, respectively, as compared to the weighted average contractual and effective yield of 9.4% and 9.6%, respectively, as of June 30, 2017. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity).

Financial Review

Net investment income for the quarter ended September 30, 2017 totaled $6.9 million, or $0.34 per share, compared to $6.1 million, or $0.35 per share, for the quarter ended June 30, 2017. Adjusted Net Investment Income was $7.0 million, or $0.35 per share, for the quarter ended September 30, 2017, compared to $6.1 million, or $0.35 per share, for the quarter ended June 30, 2017. The Company believes that Adjusted Net Investment Income is a consistent measure of the Company’s earnings – see Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below. Investment income for the quarter ended September 30, 2017 totaled $13.5 million, compared to $12.3 million for the quarter ended June 30, 2017. The $1.2 million increase during the quarter was primarily the result of an increase in the effective portfolio yield and an increase in the size of the Company’s average investment portfolio during the quarter. Total expenses for the quarter ended September 30, 2017 totaled $6.6 million compared to $6.2 million (net of the incentive fee waiver of $250 thousand) for the quarter ended June 30, 2017. There was no incentive fee waiver for the quarter ended September 30, 2017. The $0.4 million increase during the quarter was primarily driven by an increase in incentive fees and an accrual for excise taxes.

Net gain (loss) on investments, secured borrowings and foreign currency borrowings was ($0.6) million for the quarter ended September 30, 2017, compared to ($5.1) million for the quarter ended June 30, 2017. The net loss on investments, secured borrowings and foreign currency borrowings during the quarter ended September 30, 2017 was primarily the result of net realized losses on the portfolio, partially offset by unrealized mark-to-market gains on investments in the portfolio during the quarter. The net realized losses on the portfolio were primarily driven by the Company’s exit of its investment in Fabco Automotive Corporation, which occurred at a value above the Company’s June 30, 2017 valuation of this investment.

Net increase in net assets resulting from operations was $6.3 million, or $0.31 per share, for the quarter ended September 30, 2017, compared to $1.0 million, or $0.06 per share, for the quarter ended June 30, 2017. This increase is primarily the result of net unrealized mark-to-market gains on investments during the quarter and an increase in net investment income, partially offset by an increase in net realized losses on investments. The Company’s NAV per share decreased slightly to $14.01 per share at September 30, 2017 from $14.05 per share at June 30, 2017.

Liquidity and Capital Resources

At September 30, 2017, the Company had $3.7 million in cash, $5.7 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC,” the Company’s wholly-owned SBIC subsidiary), $60.6 million of total debt outstanding on its revolving credit facility and $92.1 million in outstanding Small Business Administration (“SBA”) debentures. As of September 30, 2017, the Company had $139.4 million available for additional borrowings on its revolving credit facility and $22.9 million in available SBA-guaranteed debentures.

SBIC Subsidiary

As of September 30, 2017, MRCC SBIC had $57.6 million in leverageable capital, $5.7 million in cash and $146.9 million in investments at fair value. Additionally, MRCC SBIC had $92.1 million in SBA-guaranteed debentures outstanding.

As of September 30, 2017, the Company has made all required leverageable capital contributions to MRCC SBIC in order to access the remaining $22.9 million in available SBA-guaranteed debentures. The SBA-guaranteed debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 200% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

On November 1, 2017, the Company announced the formation of a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company (“National Life”), to create MRCC Senior Loan Fund I, LLC (the “Senior Loan Fund”). The Senior Loan Fund is expected to invest primarily in senior secured loans to middle market companies in the United States. The Company and NLV have each initially committed $50 million of capital to the joint venture. In addition, the Senior Loan Fund intends to obtain third party financing that is expected to allow the joint venture to access market levels of leverage. The Company and NLV expect to begin investing through the Senior Loan Fund prior to the end of 2017.

“The joint venture with National Life is an important step in the continued growth of the Company,” stated Theodore L. Koenig, Chairman and CEO of the Company. “We are excited to partner with National Life on a strategic basis and believe that the formation of the Senior Loan Fund will deliver attractive risk adjusted returns for the shareholders of MRCC and be accretive to its earnings.”

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and excise taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	September 30, 2017		June 30, 2017
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$6,887	$0.34	$6,088	$0.35
Net capital gains incentive fee	-	-	-	-
Excise taxes	100	0.01	-	-
Adjusted Net Investment Income	$6,987	$0.35	$6,088	$0.35

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Third Quarter 2017 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, November 8, 2017 at 12:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #2696005.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended September 30, 2017 to be filed with the Securities and Exchange Commission (www.sec.gov) on November 7, 2017.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2017	June 30, 2017
	(unaudited)	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$368,634	$392,787
Non-controlled affiliate company investments	53,595	43,290
Controlled affiliate company investments	8,868	9,472
Total investments, at fair value (amortized cost of: $439,922 and $456,772, respectively)	431,097	445,549
Cash	3,721	9,904
Restricted cash	5,689	5,344
Interest receivable	4,220	3,562
Other assets	535	653
Total assets	445,262	465,012

LIABILITIES
Debt:
Revolving credit facility	60,612	93,845
SBA debentures payable	92,100	85,600
Total debt	152,712	179,445
Less: Unamortized deferred financing costs	(4,524)	(4,641)
Total debt, less unamortized deferred financing costs	148,188	174,804
Payable for open trades	7,425	-
Interest payable	541	870
Management fees payable	1,953	1,903
Incentive fees payable	1,721	1,210
Accounts payable and accrued expenses	1,855	1,917
Directors' fees payable	37	-
Total liabilities	161,720	180,704
Net assets	$283,542	$284,308

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 20,240 and 20,240 shares issued and outstanding, respectively	$20	$20
Capital in excess of par value	286,269	286,269
Undistributed net investment income (accumulated distributions in excess of net investment income)	6,081	6,278
Accumulated net realized gain (loss) on investments and secured borrowings	81	2,981
Accumulated net unrealized gain (loss) on investments, secured borrowings and foreign currency borrowings	(8,909)	(11,240)
Total net assets	$283,542	$284,308
Net asset value per share	$14.01	$14.05

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	September 30, 2017	June 30, 2017
	(unaudited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$10,887	$10,053
Non-controlled affiliate company investments	1,470	1,111
Controlled affiliate company investments	200	217
Total interest income	12,557	11,381
Dividend income:
Non-controlled/non-affiliate company investments	251	250
Total dividend income	251	250
Fee income:
Non-controlled/non-affiliate company investments	661	637
Total fee income	661	637
Total investment income	13,469	12,268

Operating expenses:
Interest and other debt financing expenses	1,907	2,184
Base management fees	1,953	1,903
Incentive fees	1,721	1,460
Professional fees	277	286
Administrative service fees	295	301
General and administrative expenses	292	259
Excise taxes	100	-
Directors' fees	37	37
Total expenses before incentive fee waiver	6,582	6,430
Incentive fee waiver	-	(250)
Total expenses, net of incentive fee waiver	6,582	6,180

Net investment income	6,887	6,088

Net gain (loss) on investments, secured borrowings and foreign currency borrowings:
Net realized gain (loss):
Non-controlled/non-affiliate company investments	(2,900)	2,161
Secured borrowings	-	66
Net realized gain (loss)	(2,900)	2,227

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	3,099	497
Non-controlled affiliate company investments	454	(7,192)
Controlled affiliate company investments	(1,155)	(575)
Secured borrowings	-	(5)
Foreign currency borrowings	(67)	(16)
Net change in unrealized gain (loss)	2,331	(7,291)

Net gain (loss) on investments, secured borrowings and foreign currency borrowings	(569)	(5,064)

Net increase (decrease) in net assets resulting from operations	$6,318	$1,024

Per common share data:
Net investment income per share - basic and diluted	$0.34	$0.35
Net increase in net assets resulting from operations per share - basic and diluted	$0.31	$0.06
Weighted average common shares outstanding - basic and diluted	20,240	17,369

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (dollars in thousands):

	For the quarter ended
	September 30, 2017	June 30, 2017

Interest income	$11,511	$10,701
Dividend income	251	250
Fee income	661	637
Prepayment gain (loss)	514	322
Accretion of discounts and amortization of premiums	532	358
Total investment income	$13,469	$12,268

The composition of the Company’s interest expense and other debt financing expenses was as follows (dollars in thousands):

	For the quarter ended
	September 30, 2017	June 30, 2017

Interest expense - revolving credit facility	$944	$1,385
Interest expense - SBA debentures	683	518
Amortization of deferred financing costs	274	255
Interest expense - secured borrowings	-	13
Other	6	13
Total interest and other debt financing expenses	$1,907	$2,184

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and special situations investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides senior and junior debt financing to businesses, special situation borrowers and private equity sponsors. Investment types include unitranche financings; cash flow, asset based and enterprise value based loans; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management and private equity sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Dallas, Los Angeles, New York, and San Francisco. Monroe has been recognized by Private Debt Investor as the 2016 Lower Mid-Market Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; Global M&A Network as the 2016 Small Middle Markets Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 523-2363

Email: apeck@monroecap.com

Media Contact:	Emily Stoermer

BackBay Communications

(617) 391-0801

Email: emily.stoermer@backbaycommunications.com